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                                                                    EXHIBIT 99.1


                              [TRU*SERV(TM) LOGO]

                                EARNINGS RELEASE


                                        For more information contact:
                                        Shelley Hughes
                                        TruServ Corporation
                                        (773) 695-5258


                         TRUSERV REPORTS APRIL EARNINGS
                 CO-OP REPORTS PROFIT FOR FOURTH MONTH IN A ROW


     CHICAGO, MAY 17, 2002 - TruServ Corporation reported today net income of $600,000 for the month ended April 27, 2002 compared to a net loss of $2 million for the same period a year ago--a profit improvement of $2.6 million. The co-op reported revenue of $189 million for the month compared to $207.4 million for the same period a year ago.

     TruServ also reported year-to-date net income of $5.2 million versus a net loss of $15.9 million for the same period a year ago--a profit improvement of $21.1 million on year-to-date revenue of $742.3 million versus $861.7 for the same period a year ago. Approximately $54 million of the year-to-date sales decline reflects the effect of the sales of the lumber business and the Canadian business.

     President and Chief Executive Officer Pamela Forbes Lieberman said that operations in April continued to generate earnings for the co-op even with more than $500,000 of financial amendment closing costs incurred in the month.

     "We are delivering on our business plan," said Forbes Lieberman. "By streamlining operations, reducing expenses and improving productivity, we are able to report four consecutive months of profit. We are committed to maintaining this momentum."

     TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 7,100 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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